EXHIBIT 10.1
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (hereinafter referred to as the “Agreement”) is effective, except as otherwise indicated below, January 1, 2009, by and among Meadowbrook, Inc., and Meadowbrook Insurance Group, Inc., (hereinafter referred to as the “Company”), and Robert S. Cubbin (hereinafter referred to as the “Executive”).
RECITALS:
     WHEREAS, the Company and the Executive desire to set forth their respective rights and obligations in connection with the employment of the Executive by the Company by entering into a contract of employment;
     NOW THEREFORE, in consideration of the premises and of the mutual covenants, agreements and understandings contained herein, the parties hereto agree as follows:
AGREEMENT:
     1. Employment. The Company agrees to employ the Executive during the Employment Term (as such term is hereinafter defined in Paragraph 5) and the Executive hereby accepts such employment by the Company, subject to the terms and conditions hereinafter set forth and the Company’s Associate Manual (hereinafter referred to as the “Manual”). To the extent that the terms and Conditions of this Agreement conflict with the Manual, this Agreement shall control. This Agreement establishes the terms of the Executive’s employment and the payments to which the Executive is entitled during such employment and upon termination of employment. Nothing in this Agreement changes the at-will status of the Executive’s employment. The Company retains the right to terminate the Executive’s employment with the Company for any reason, or no reason, with the notice prescribed below, and at any time. The Executive retains the same right.
     2. Responsibilities and Duties. The Executive shall be employed as the Company’s President and Chief Executive Officer or in such other position(s) and with such responsibilities and duties as the Board of Directors of the Company may from time to time determine. The Executive shall devote his full working time to the performance of his responsibilities and duties hereunder.
     3. Compensation. In consideration of the performance by the Executive of his obligations during the Employment Term, the Company will during the Employment Term pay the Executive:
(A)	Base Salary. A base salary of not less than $54,167 per month (hereinafter referred to as “Base Salary”). Such Base Salary shall be payable in accordance with the normal payroll practices of the Company then in effect. Increases, if any, in the Base Salary shall be determined by the Company.

(B)	Discretionary Bonus. A discretionary bonus targeted at a minimum of seventy percent (70%) of the Executive’s annual Base Salary (hereinafter referred to as the “Discretionary Bonus”). This Discretionary Bonus may be paid at the sole discretion of the Company and will be based on attainment of:
(1)	Corporate Goals (profit, ROE, etc.);

(2)	Profit Center Goals; and

(3)	Personal Goals and Objectives.
The Company and the Executive shall annually review and establish the Discretionary Bonus target and the bonus formula described in Section 3(B)(1)-(3).
(C)	Stock Options or Restricted Stock. The Executive has been, and shall continue to be, eligible for the stock options and restricted stock awards, in accordance with the terms and conditions of the 1995 and 2002 Stock Option Plans of Meadowbrook Insurance Group, Inc. In the event of any Change in Control, all stock options previously granted to the Executive shall become exercisable by the Executive and all restricted stock awards previously granted to the Executive shall become immediately vested.

(D)	Long Term Incentive Plan. The Executive shall be eligible for stock awards and performance bonus awards under the Meadowbrook Insurance Group, Inc. Long Term Incentive Plan. The aggregate annual value of a target award shall be seventy percent (70%) of the Executive’s annual Base Salary. In the event of a Change in Control the Executive shall be entitled to (i) a pro rata portion of the bonus award for the performance period in which the Change in Control occurs based on the Company’s ROE as of such date; (ii) cash awards that have not yet been paid for performance period ending prior to the effective date of the Change in Control; and (iii) to the extent provided in a restricted stock agreement, all shares of restricted stock shall become fully vested and nonforfeitable.

(E)	Demand Note — Non-Recourse. The Demand Note between the Company and the Executive and his spouse, dated November 9, 1998, shall continue to be deemed a non-recourse loan with the Company’s sole legal remedy in the event of a default being the reclamation of the shares of Meadowbrook Insurance Group, Inc., pledged pursuant to the Stock Pledge Agreement, dated November 9, 1998. In the event of a termination of the Executive’s employment by the Company without Cause or as a result of any purchaser acquiring fifty percent (50%) or more of the outstanding shares of the Company, then (i) this Demand Note shall be cancelled and deemed paid in full; and (ii) the Executive shall be entitled to retain his shares of Company stock pledged pursuant to the Stock Pledge Agreement, dated November 9, 1998, or, at the Executive’s discretion, sell these shares back to the Company at the then current market price or their book value, whichever is greater.

(F)	Severance.
(1)	Without Cause Termination or Termination for Good Reason. In the event that prior to a Change in Control, the Executive’s employment is terminated by the Company during the Employment Term without Cause or terminated by the Executive for Good Reason, then the Company shall make the following payments to the Executive:
(i)	The Company shall pay the Executive’s base salary for a period of two (2) years in accordance with the Company’s regular bi-monthly payroll schedule. In no event shall any severance payable in bi-monthly installments be made after the last day of the second calendar year following the year in which the Executive’s employment terminates. The amount of severance payable in bi-monthly installments shall not exceed the amount eligible for exemption as separation pay under Treas. Reg. § 1.409A-1(b)(9) and to the extent Executive is entitled to severance payments in excess of such amount, the Employer shall pay Executive the excess amount in a lump sum and such lump sum shall be paid within ten (10) days following date Executive’s employment terminates. Payment of the amounts due under Section 5(c)(i) shall not be reduced in the event the Executive obtains other employment following termination of employment by the Employer.

(ii)	The Executive shall also be entitled to payment of a pro rata share of such portion of the Discretionary Bonus for the year in which his employment terminates that is based on the Company’s actual performance and the performance criteria in effect for the current performance period. Such pro rata portion shall be determined by a fraction, the numerator of which is the number of days in the year that the Executive is employed by the Company and the denominator of which is 365. Such payment shall be made no later than the February 28 of the calendar year immediately following the year in which the Executive’s employment terminates.

(iii)	The Company shall also pay on the Executive’s behalf an amount equal to the premiums payable by the Executive in the event the Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Such payments shall cease upon the earlier of eighteen (18) months of continuation coverage or the cessation of the Executive’s and the Executive’s family members’ rights to COBRA continuation coverage. The Company shall make such payments directly to the party to whom premiums are payable at such times as they are due under COBRA.
(2)	Termination Following Change in Control. In the event that following a Change in Control, the Executive’s employment is terminated by the Company during the Employment Term without Cause or terminated by the Executive for Good Reason, then the Company shall make the following payments to the Executive:
(i)	The Company shall make a single lump sum payment to the Executive equal to the Executive’s target award for the then current three year performance period under the Company’s Long Term Incentive Plan plus an amount equal to two times (2x) the sum of the Executive’s annual Base Salary and the Executive’s target Discretionary Bonus, subject to repayment by the Executive upon the Executive’s breach of his covenant to not compete with the Company or to solicit Company employees as provided in Section 7. The Company shall make such payment within ten (10) days following the date the Executive’s employment terminates.

(ii)	The Executive shall also be entitled to payment of a pro rata share of such portion of the Discretionary Bonus for the year in which his employment terminates that is based on the Company’s actual performance and the performance criteria in effect for the current performance period. Such pro rata portion shall be determined by a fraction, the numerator of which is the number of days in the year that the Executive is employed by the Company and the denominator of which is 365. Such payment shall be made no later than the February 28 of the calendar year immediately following the year in which Executive’s employment terminates.

(iii)	The Company shall also pay on the Executive’s behalf an amount equal to the premiums payable by the Executive in the event the Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Such payments shall cease upon the earlier of eighteen (18) months of continuation coverage or the cessation of the Executive’s and the Executive’s family members’ rights to COBRA continuation coverage. The Company shall make such payments directly to the party to whom premiums are payable at such times as they are due under COBRA.
(3)	For Cause Termination.
(i)	For purposes of this Agreement, “Cause” shall mean:
(a)	the failure by the Executive to obey the reasonable and lawful orders of the Board of Directors of the Company;

(b)	misconduct by the Executive that is materially injurious to the Company; or

(c)	the Executive engaging in dishonest activities injurious to the Company.
(ii)	Should the Executive’s employment be terminated by the Company for Cause during the Employment Term, this Agreement shall be terminated forthwith without notice or payment in lieu thereof and the Executive shall not be entitled to receive any other consideration (beyond consideration accrued to the date of dismissal that is owing but not yet paid) from the Company.

(iii)	Further, in the event the Executive’s employment is terminated by the Company during the Employment Term for Cause:

(a)	The Executive shall be paid no severance payments;

(b)	The Demand Note between the Company and the Executive and his spouse, dated November 9, 1998, shall be cancelled and considered paid in full; and

(c)	The Executive and his spouse shall forfeit the shares of Meadowbrook Insurance Group, Inc., pledged pursuant to the Stock Pledge Agreement, dated November 9, 1998, or at the Company’s discretion sell these shares back to the Company for the total sum of one dollar ($1.00).
(G)	Change in Control. For purposes of this Agreement, a “Change in Control” shall be deemed to have taken place upon:
(1)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (a) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subparagraph 1, the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (a), (b) and (c) of subparagraph 3 of this Section (G); or

(2)	Individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual who becomes a director subsequent to the date hereof and whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be deemed to be a member of the Incumbent Board; provided, further, that notwithstanding the immediately preceding proviso, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or contests by or on behalf of a Person, other than the Board of Directors of the Company, shall not be deemed to be a member of the Incumbent Board; or

(3)	Consummation of a reorganization, merger, share exchange or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination: (a) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 65% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; (b) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from the Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such

Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; and (c) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board immediately prior to the time of the execution of the initial agreement, or of the action of the Board of Directors of the Company, providing for such Business Combination; or

(4)	Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
(H)	Good Reason. The Executive will be deemed to have terminated his employment for “Good Reason” if he tenders his resignation to the Company following the occurrence of any one or more of the following, without the Executive’s prior written consent and the Executive have not entered into a written agreement that replaces this Agreement: (i) the Executive is not reelected to or is removed President and Chief Executive Officer of the Company; (ii) the Company fails to vest the Executive with or removes from him the duties, responsibilities, authority or resources that he reasonably needs to competently perform his duties as President and Chief Executive Officer of the Company; (iii) a material reduction in the Executive’s Base Salary or total compensation opportunity; (iiiv) the Company changes the primary location of the Executive’s employment to a place that is more than 50 miles from Southfield, Michigan; (v) the Company otherwise commits a material breach of its obligations under this Agreement; or (vi) the Company gives notice that it will not renew this Agreement pursuant to Section 5 below. Upon the occurrence of any event referenced in (i) through (vi) above, the Executive shall, within ninety (90) of such occurrence, provide the Company notice of the existence of the condition. Upon receiving notice, the Company shall have no more than thirty (30) days to remedy the condition. The Executive shall have six (6) months from the date of the initial existence of one of the above events to terminate his employment under this section.
     4. Other Benefits. The Executive shall also be entitled to such additional benefits as outlined in the Manual during the Employment Term or severance period, with the exception of 401(k) participation during the severance period.

     5. Employment Term. The period of the Executive’s employment by the Company under this Agreement (the “Employment Term”) shall commence on January 1, 2004 and shall continue through December 31, 2006 (or such later date as provided below) or the earliest date on which any of the following events occurs:
(A)	the death or retirement of the Executive;

(B)	the date on which the Company discharges the Executive by reason of the Executive’s Total Disability. For purposes of this Agreement, “Total Disability” shall have the same meaning as used in the Manual and consistent with the Long Term Disability Benefits of the Company;

(C)	a mutual written agreement between the Company and the Executive regarding an early termination date; or

(D)	the date on which the Company terminates the Executive’s employment for Cause as recited in Section 3(F)(3).
Either party hereto may elect not to renew this Employment Agreement by giving the other party written notice on or before December 31, 2004, and annually thereafter. If written notice of the election not to renew this Agreement is not provided on or before December 31, 2004, and annually thereafter, the Employment Term shall automatically be extended for an additional one (1) year period.
     6. Confidential Information Agreement. The Executive agrees that the Confidential Information Agreement executed by him and dated March 9,1987 (the “Confidential Information Agreement”), which includes, not by way of limitation, covenants not to compete with the Company and covenants to refrain from soliciting employees to leave the Company’s employment, shall remain in full force and effect.
     7. Covenant not to Compete or Solicit Employees. In the event severance becomes payable to the Executive following a Change in Control, the Executive, in addition to the restrictive covenants contained in the Confidential Information Agreement, agrees to the restrictive covenants of this Section:
(A)	The Executive agrees that, for two years following the termination of the Executive’s employment under circumstances described in Section 3(F), he will not, without the Company’s prior written consent, directly or indirectly Compete with the Company or any of its subsidiaries. For the purposes of Section:
(1)	“Compete” means directly or indirectly owning, managing or operating a Competitor which solicits or obtains business of the Company, or directly or indirectly serving as an employee, officer or director of or a consultant to a Competitor which solicits or obtains business of the

Company, or soliciting or inducing any employee or agent of the Company to terminate employment with the Company or any of its subsidiaries and become employed by a Competitor.

(2)	“Competitor” means any person, firm, partnership, corporation, trust or other entity that owns, controls or is an insurance company or a similar financial services company (a “Financial Services Company”).
(B)	In the event that a successor to the Company succeeds to or assumes the Company’s rights and obligations under this Agreement, Section 7(A) will apply only to the Company as it existed immediately before the succession or assumption occurred and will not apply to any of the successor’s other offices.

(C)	Section 7(A) will not prohibit the Executive from directly or indirectly owning or acquiring any capital stock or similar securities that are listed on a securities exchange or quoted on the NASDAQ or NYSE and do not represent more than 5% of the outstanding capital stock of any Financial Services Company.

(D)	The Executive agrees that a violation of Section 7 would result in direct, immediate and irreparable harm to the Company, and in such event, agrees that the Company, in addition to their other rights and remedies, would be entitled to injunctive relief enforcing the terms and provisions of Section 7 and a return to the Company of any severance payments under Section 3(F). The terms of this Section are intended to be in addition to any restrictions contained in the Confidential Information Agreement.
     8. Binding Effect; Assignment. The Company may assign this Agreement to any of its affiliates or their successors or assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company, its affiliates and their successors and assigns. This Agreement shall be binding upon and shall inure to the benefit of the Executive. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives.
     9. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any or subsequent time. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by either party which are not expressly set forth in this Agreement.

     10. Notices. All notices or other communications required or permitted hereunder shall be given in writing and shall be deemed sufficient if delivered by hand (including by courier), mailed by registered or certified mail, postage prepaid (return receipt requested), or sent by facsimile transmission, as follows:

If to the Executive:	If to the Company:

To the address on file	MEADOWBROOK, INC
with the Company’s	Attn: Human Resources
Human Resources	26255 American Dr.
Department as the	Southfield, MI 48034
Executive’s home address.
or such other address as shall be furnished in writing by such party, and any such notice or communication shall be effective and be deemed to have been given as of the date so delivered or, if mailed upon receipt thereof; provided, however, that any notice or communication changing any of the addresses set forth above shall be effective and deemed given only upon its receipt.
     11. Severability. If any provision of this Agreement, or any application thereof to any circumstance, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.
     12. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Michigan, excluding any choice of law rule requiring application of the law or any other jurisdiction. Any action arising out of or relating to this Agreement, its performance, enforcement or breach, will be venued in the Circuit Court for the County of Oakland, State of Michigan.
     13. Entire Agreement. This Agreement and the Confidential Information Agreement, which is incorporated herein by reference, sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, written or oral, between them as to such subject matter. Further, this Agreement continues in effect the modifications and amendments to the Demand Note between the Company and the Executive and his spouse, dated November 9, 1998, and the Stock Pledge Agreement between the Company and the Executive and his spouse, dated November 9, 1998, such modifications and amendments having been made by the employment agreement among the parties as of June 1, 2001, as subsequently amended by the parties as of June 15, 2002.
     14. Compliance with Code Section 409A. Notwithstanding anything contained herein to the contrary, if at the time of a termination of employment, (i) the Executive is a “specified employee” as defined in Code Section 409A, and the regulations and guidance thereunder in effect at the time of such termination (“409A”), and, (ii) any of the payments or benefits provided hereunder may constitute “deferred compensation” under 409A, then, and only to the extent required by such provisions, the date of payment of such payments or benefits otherwise provided shall be delayed for a period of up to 6 months following the date of termination. The parties intend, however, that this Agreement shall be exempt from the 409A as either a separation pay arrangement under Treas. Reg. 1.409A-1(b)(9) or a short term deferral of compensation under 1.409A-1(b)(4). In addition, the provisions of this Agreement relating to Code Section 409A and the severance provisions of Section 7 of this Agreement are effective January 1, 2005.
     15. Headings. The headings contained herein are solely for the purpose of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed this 31st day of December, 2008.

MEADOWBROOK INSURANCE GROUP, INC.

/s/ Michael G. Costello By: Michael G. Costello
Its: Senior Vice President and General Counsel

MEADOWBROOK, INC.

/s/ Michael G. Costello By: Michael G. Costello
Its: Senior Vice President and General Counsel

/s/ Robert S. Cubbin Robert S. Cubbin